Exhibit 10.9

United Refining Company

Kiantone Pipeline Corporation

July 31, 2014

Enbridge Energy Limited Partnership and

Enbridge Pipelines Inc.

3000, 425 - 1st Street S.W.

Calgary, Alberta T2P 3L8

Attention: László Varsanyi

Re Line 10

Dear László,

This letter agreement refers to the approximately 88.85 mile pipeline (“Line 10”) owned by Enbridge Energy Limited Partnership (“EELP”) in the United States and Enbridge Pipelines Inc. (“EPI”) in Canada (EELP and EPI, collectively, “Carriers”), having its receipt point at its interconnection with EPI’s mainline pipeline at Westover, Ontario and its delivery point at EELP’s West Seneca, New York Terminal.

As discussed between Carriers and United Refining Company (“United”) and Kiantone Pipeline Corporation (“Kiantone”), United is willing to make, and Kiantone to guaranty, certain payments to Carriers as described in this letter agreement and United may desire to make, and Kiantone to guaranty, additional payments, as also described in this letter agreement. United acknowledges and agrees that such payments will not be made in exchange for transportation service on Line 10 provided to United as a shipper, but, rather, will be made in consideration of various benefits that will be received by United and its affiliates if such payments are made, including, without limitation, negotiation of a put and call option agreement for Line 10, as described in Part C and Attachment C of this letter agreement, and, for so long as United and/or Kiantone funds all of the costs provided for in this letter agreement, and subject to the other provisions of this letter agreement, the preservation of the ability of various shippers, including unrelated third parties, to ship on Line 10 in order to keep United’s refinery supplied with crude petroleum by pipeline, and to avoid leaving the Kiantone Pipeline owned by Kiantone stranded without any source of crude petroleum.

The parties intend to study the feasibility of increasing the throughput of Line 10 by building a new pipeline that would use larger diameter piping, thereby increasing the transportation of Canadian crude oil to U. S. markets, including New York Harbor and Pennsylvania refineries, and to complete such study within thirty (30) days of the date of this letter agreement. Regardless of the results of such study, the parties intend that, if United and/or Kiantone fund all of the costs provided for in this letter agreement, and subject to the other provisions of this letter agreement, Carriers will perform the work required to lift current pressure restrictions affecting the capacity of Line 10, thereby increasing the volume of crude oil from Canada able to be transported through Line 10.

In consideration of the mutual agreements set forth in this letter agreement:

A. Integrity Costs

1. United hereby agrees to make a payment to Carriers in the amount of US$36,000,000 (the “Digs Payment”) towards the Integrity Costs (as defined in paragraph A.6 below) for Line 10 for the period from January 1, 2014 until December 31, 2014. On or before July 31, 2014, (a) EPI will provide United with an invoice in the amount of US$33,000,000, which reflects EPI’s estimate, as of the date of this letter agreement, of the Integrity Costs for Line 10 in Canada for the period January 1, 2014 through December 31, 2014 (the “Canadian Digs Payment”), and (b) EELP will provide United with an invoice in the amount of US$3,000,000, which reflects EELP’s estimate, as of the date of this letter agreement, of the Integrity Costs for Line 10 in the U.S. for the period January 1, 2014 through December 31, 2014 (the “U.S. Digs Payment”) (the Canadian Digs Payment and the U.S. Digs Payment, together with applicable taxes thereon, collectively, the “Digs Payments”). United shall pay each of such invoices, in a single lump sum of good funds, in the currency specified in the invoices, without deduction or set-off, on or before August 14, 2014.

2. Carriers agree that if the Digs Payments are paid in accordance with paragraph A.1, and subject to paragraphs D.5 and Part E hereof (which are incorporated in this paragraph A.2 by reference), Carriers will maintain Line 10 in operation until at least December 31, 2014, subject to any restrictions on operation imposed by any regulator with authority over any portion of Line 10 or applicable law, any force majeure conditions and/or any voluntary pressure restrictions required by safety concerns, in Carriers’ sole discretion.

3. Each Carrier will conduct a true-up of the Digs Payment paid to it, versus the actual Integrity Costs for Line 10 for the period from January 1, 2014 until December 31, 2014, and provide notice (the “True-Up Notice”) to United of such true-up prior to June 30, 2015. If the Digs Payment paid to either Carrier exceeds the actual Integrity Costs for such period, such Carrier shall pay United such difference within thirty (30) days of the date of the True-Up Notice. If the actual Integrity Costs for such period exceed the Digs Payment paid to such Carrier, United shall pay such Carrier such difference (the “Digs True-up Amount”) within thirty (30) days of the date of the True-Up Notice.

4. Each Carrier will provide United with an invoice by the second day of January of each year, commencing January 2, 2015 and continuing through the January 2 immediately preceding the earlier of the Termination Date (as defined in paragraph C.1) or the Closing (as defined in paragraph D.2), which reflects the estimated Integrity Costs for Line 10 for the U.S. and Canada, as applicable, for that calendar year (together with applicable taxes thereon, the “Further Payment”). If United desires that Carriers maintain Line 10 in operation during such calendar year, United shall pay the invoice for the Further Payment for such calendar year in a single lump sum of good funds, in the currency specified in the invoice, without deduction or set-off, within thirty (30) days after receipt of such invoice. Carriers agree that if the Digs Payment and the Further Payment for such calendar year (and any previous calendar year) are paid in accordance with paragraph A.1 and this paragraph A.4, and, if required, the Digs True-up Amount is paid in accordance with paragraph A.3 above, subject to paragraphs D.5 and Part E hereof (which are incorporated in this paragraph A.4 by reference), Carriers will maintain Line 10 in operation until at least December 31 of such calendar year or, if earlier, until the Closing, subject to any restrictions on operation imposed by any regulator with authority over any portion of Line 10 or applicable law, any force majeure conditions and/or any voluntary pressure restrictions required by safety concerns, in Carriers’ sole discretion. Notwithstanding anything in the foregoing to the contrary, if Carriers and United do not enter into the Put and Call Agreement (as defined in paragraph C.1) and/or if United elects not to pay the Further Payment for any calendar year, this paragraph A.4 shall not apply to any future calendar year and the latest date through which United shall have funded estimated Integrity Costs shall be called the “Integrity Shutdown Date.”

5. If United makes a Further Payment for any calendar year, each Carrier will conduct a true-up of the Further Payment paid to it with respect to such calendar year, versus the actual Integrity Costs for Line 10 for such calendar year and provide notice (the “Further True-Up Notice”) to United of the same prior to June 30 of the immediately following calendar year. If the Further Payment paid to either Carrier with respect to a calendar year exceeds the actual Integrity Costs for Line 10 for such calendar year, such Carrier shall pay United such difference within thirty (30) days of the date of the Further True-Up Notice. If the actual Integrity Costs for Line 10 for such calendar year exceed the Further Payment paid to such Carrier with respect to such calendar year, United shall pay such Carrier such difference within thirty (30) days of the date of the Further True-Up Notice.

6. For purposes of this letter agreement, “Integrity Costs” include all internal and external costs incurred by Carriers in connection with the integrity of Line 10 as described in this letter agreement, including, without limitation, construction management fees of 2 1⁄4% of such costs. Carriers agree not to include in their regulated rates for Line 10 any of the Integrity Costs funded from United’s cash payments pursuant to this letter agreement.

7. Carriers’ estimate, as of the date of this letter agreement, of the spend profile and project schedule for the integrity work for Line 10 is attached as Attachment B. Carriers shall promptly notify United of any material change to such estimated spend profile and project schedule. United and Kiantone (collectively, the “United Parties”) each acknowledges and agrees that the integrity work provided for in this Part A is prudent and necessary for the future safe continued operation of Line 10.

B. Pipe Replacement

1. The parties approve the integrity plan for replacement of a significant portion of the Line 10 pipe attached hereto as Attachment A (the “Pipe Replacement Plan”) and the performance of the pipeline replacement provided for in the Pipe Replacement Plan (“Pipe Replacement”) in accordance with the schedule attached as Attachment B. Any material changes to the Pipe Replacement Plan attached as Attachment A are subject to the mutual written agreement of United and the Carriers, such approval not to be unreasonably withheld, conditioned or delayed.

2. Carriers’ estimate, as of the date of this letter agreement, of the spend profile and project schedule for certain Pipe Replacement provided for in the Pipe Replacement Plan is attached as Attachment B. Additional spend profiles for the remaining Pipe Replacement will be provided to United as such information is developed by Carriers. Carriers shall promptly notify United of any material change to such estimated spend profile and project schedule.

3. The following provisions shall apply to the work to be performed pursuant to the Pipe Replacement Plan for each segment of Pipe Replacement described on Attachment A (a “Segment Replacement”):

(a) Each Carrier will deliver to United an invoice setting forth fifty percent (50%) of such Carrier’s estimate of the internal and external costs to be incurred by such Carrier (100% of such costs, collectively, the “Replacement Costs”) in connection with a Segment Replacement, together with project management fees of 2 1⁄4% thereon (the Replacement Costs and such project management fee, collectively, the “Total Replacement Costs”). If United desires that Carriers maintain Line 10 in operation, United shall pay each such invoice in a single lump sum of good funds, without deduction or set-off, on or before thirty (30) days of receipt of such invoice.

(b) If United pays the invoices for fifty percent (50%) of the estimated Total Replacement Costs of a Segment Replacement in accordance with clause (a) of this paragraph B.3, then, after the Segment Replacement has been put into service, each Carrier will conduct a true-up of such estimated Total Replacement Costs for such Segment Replacement versus the actual Total Replacement Costs for such Segment Replacement and provide notice (a “Replacement True-Up Notice”) to United of same. If the Total Replacement Costs for a Segment Replacement estimated by a Carrier exceed the actual Total Replacement Costs for such Segment Replacement incurred by such Carrier, such Carrier shall pay United fifty percent (50%) of such difference within thirty (30) days of the Replacement True-Up Notice. If the actual Total Replacement Costs for a Segment Replacement incurred by a Carrier exceed the Total Replacement Costs for such Segment Replacement estimated by such Carrier, United shall pay fifty percent (50%) of such difference to such Carrier within thirty (30) days of the Replacement True-Up Notice.

(c) If United pays the invoices for fifty percent (50%) of the estimated Total Replacement Costs of a Segment Replacement in accordance with clause (a) of this paragraph B.3, then:

(i) each Carrier will initially fund the remaining fifty percent (50%) of the Replacement Costs for such Segment Replacement;

(ii) during construction, United shall reimburse Carriers for their actual cost of funds used during construction. Carriers shall invoice United for such monthly amounts and United shall pay each such invoice in a single lump sum of good funds, without deduction or set-off, on or before thirty (30) days of receipt of such invoice; and

(iii) after such Segment Replacement has been put into service, and if United has not exercised its right to purchase the pipeline pursuant to the Put and Call Agreement and Closing thereon occurred, United shall pay to such Carrier a monthly amount equal to (i) the product of (A) such remaining fifty percent (50%) of the actual Replacement Costs of such Segment Replacement, and (B) 0.23, divided by (ii) twelve (12), each month for a period of ten (10) years commencing on such in-service date. Carriers shall invoice United for such monthly amounts and United shall pay each such invoice in a single lump sum of good funds, without deduction or set-off, on or before thirty (30) days of receipt of such invoice. If Closing thereafter occurs, the then-remaining balance of United’s obligations under this clause (iii) shall be satisfied by payment of the Purchase Price (as defined in Attachment C) and this clause (iii) shall cease to apply.

(d) United has the right to prepay all then-existing unpaid actual Segment Replacement Costs at any time. Payment of all then-existing unpaid actual Segment Replacement Costs may also be accelerated by Carriers in accordance with paragraph E.2(iii).

(e) Carriers agree that if United pays the invoices for fifty percent (50%) of the estimated Total Replacement Costs of a Segment Replacement in accordance with clause (a) above, and United is in compliance with its payment obligations under clauses (b) and (c) above with respect to such Segment Replacement and all other Segment Replacements that are under construction or in-service, then, subject to paragraphs D.5 and Part E hereof (which are incorporated in this clause (e) by reference), Carriers will implement and perform such Segment Replacement in accordance with the Pipe Replacement Plan.

(f) Notwithstanding anything in the foregoing to the contrary, if (i) Carriers and United do not enter into the Put and Call Agreement (as defined in paragraph C.1), (ii) United does not timely pay any invoice for fifty percent (50%) of the estimated Total Replacement Costs of any Segment Replacement in accordance with clause (a) above, or (iii) United does not timely make any payment provided for in clauses (b) and/or (c) above for any Segment Replacement, then, in each case, the latest date through which United shall have funded estimated or actual Replacement Costs or Total Replacement Costs shall be called the “Pipe Replacement Shutdown Date.”

C. Agreement.

1. Promptly after the date of this letter agreement, Carriers and United will negotiate the terms and conditions of a put and call option agreement for Line 10 (the “Put and Call Agreement”) and ancillary agreements (collectively, the “Transactions”) contemplated by the non-binding term sheet attached as Attachment C (the “Term Sheet”). This paragraph C.1 (but not the other provisions of this Part C) shall be void and of no force and effect as of December 31, 2014 if Carriers and United shall not have executed the Put and Call Agreement on or before such date (the “Termination Date”).

2. Unless and until a Put and Call Agreement has been executed by Carriers and United, no negotiations, discussions, representations or other communications of any kind between Carriers and the United Parties with respect to the Transactions shall be deemed to (a) be an offer by a party to this letter agreement that is capable of being accepted by the other party(ies), or (b) create any binding agreements for the Transactions.

3. On or before September 2, 2014, Carriers shall provide to United copies of, or access to, all due diligence materials in Carriers’ possession that are identified by Carriers as reasonably relevant to United’s potential purchase of Line 10, including, without limitation, Carriers’ historical files for information, if any, covering any environmental issues. United shall conduct and complete all of its due diligence with respect to Line 10 by no later than sixty (60) days after receipt of or access to all such due diligence materials. United will not be entitled to make any borings, drillings, samplings, or perform other physical testing, of Line 10. All due diligence shall be at United’s sole cost and expense.

4. From the date of this letter agreement through the Termination Date, Carriers will not, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner discuss, accept, or consider any proposal for the Transactions to any other person or party.

D. Financial Covenants;

1. The United Parties agree that so long as the Put and Call Agreement is in effect, each of the United Parties will satisfy the following covenants:

(a) Consolidated Net Worth (as defined in the amended and restated credit agreement dated as of May 18, 2011 by and among, inter alia, the United Parties, the lenders from time to time party thereto and PNC Bank, National Association, as administrative agent for such lenders, as amended by Amendment No. 1 thereto dated as of June 18, 2013, and Amendment No. 2 thereto dated as of November 8, 2013 (as amended, restated or replaced from time to time, the “Credit Agreement”) as of the date of this letter agreement) shall be at least US$50,000,000;

(b) no Default (as defined under either the Credit Agreement or under the indenture dated as of March 8, 2011 by and among United, the Subsidiary Guarantors named therein and the Bank of New York Mellon Trust Company, N.A., as Trustee and Collateral Agent (as amended, restated or replaced from time to time, the “Indenture”)) shall exist and be continuing; and

(c) no Event of Default (as defined under either the Credit Agreement and the Indenture) shall exist and be continuing.

For clarity, the United Parties may at any time renegotiate, amend, restate or replace the Credit Agreement and/or the Indenture without the prior approval of Carriers.

2. The United Parties agree that if the Put and Call Agreement is entered into, from March 31, 2015 until the later of (a) expiry of the put and call options under the Put and Call Agreement, or (b) the closing of the put or call option (“Closing”), the United Parties will ensure that United will be permitted by the Credit Agreement and the Indenture to incur Indebtedness (as defined in the Credit Agreement) equal to the Debt Portion of the Purchase Price and, without limiting the generality of the foregoing, that if United were to incur such Indebtedness on any day during such period the Consolidated Fixed Charge Coverage Ratio as defined in the Indenture and for purposes of Section 8.2.1 of the Credit Agreement on the date of this letter agreement computed as of the end of the fiscal quarter preceding the fiscal quarter during which such Indebtedness would be incurred (the “Referenced Quarter”) would be at least 2.0 to 1.0, determined on a pro forma basis as if the incurrence of such additional indebtedness had occurred at the beginning of the four quarter period ending with the Referenced Quarter. For purposes hereof, “Debt Portion of the Purchase Price” will equal the amount by which the estimated Purchase Price (as defined in Attachment C) provided by the Carriers pursuant to paragraph D.4 below exceeds the amount of any binding, unconditional and irrevocable commitments to provide equity capital for the sole purpose of financing the payment of the Purchase Price that United has obtained in writing from subscribers whose creditworthiness is acceptable to the Carriers. If the call option is exercised, United will provide, concurrently with its exercise of such option, evidence that it has obtained and accepted a binding term sheet or similar lending commitment from creditworthy lenders committing to fund the payment of the Debt Portion of the Purchase Price, subject only to customary conditions precedent that United is in a position to fulfill at the time the Transactions close.

3. Within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the United Parties and within 90 days after the end of each fiscal year of the United Parties, each of the United Parties shall deliver to Carriers a compliance certificate, in the form attached hereto as Attachment D, executed by a duly authorized officer of such Kiantone Party. The United Parties shall also notify Carriers promptly upon becoming aware that either of the United Parties no longer meets or complies with any of the financial covenants set forth in paragraph D.1 or D.2 above. Failure of either of the United Parties to meet or comply with such financial covenants, to timely deliver a compliance certificate or to comply with paragraph D.4 below is herein called a “Financial Covenant Breach.”

4. On or around the execution of the Put and Call Agreement, the Carriers shall provide United with their then-current estimate of the Purchase Price. Within sixty (60) days after receipt of such estimate, United shall provide the Carriers with a financing plan outlining the reasonably anticipated sources of funds for the Purchase Price. If United revises such financing plan from time to time prior to the completion of the Transactions it shall promptly advise the Carriers of each such revision. Such financing plan and any revision must be acceptable to the Carriers, provided that the Carriers shall only be entitled to consider any such financing plan or revision thereto unacceptable if they determine, taking into account external financial advice, that such financing plan is not reasonably likely to be successfully implemented in light of prevailing market conditions and the then-current financial circumstances of United.

5. United agrees to give Carriers immediate written notice if United or Kiantone (i) gives or receives notice, or becomes aware, of the occurrence of any Default or Event of Default (as defined under either the Credit Agreement or the Indenture) or (ii) requests any amendment to or waiver, suspension or forgiveness of any material term or condition of the Credit Agreement or the Indenture as in effect on the date hereof, in each case in sufficient detail to permit Carriers to understand the nature and significance of the related event. Without limiting the provisions of Part E, Carriers shall be entitled to suspend any or all of the work then being conducted under Parts A and B after the occurrence and during the continuation of a Default (as defined under either the Credit Agreement or the Indenture) until such time, if any, as the United Parties have cured such Default.

6. Notwithstanding anything in the foregoing to the contrary, this Part D shall cease to apply and shall become ineffective as of the Termination Date, if applicable.

E. Breach; Termination.

1. In the event that either Kiantone Party breaches any agreement contained herein, Carriers shall give the United Parties written notice of the breach. With respect to any breach other than a breach of paragraphs D.1(b), D.1(c), E.6 or F.4, the United Parties shall have fifteen (15) days after receipt of such notice to cure such breach. With respect to any breach specified in paragraph D.1(b), the United Parties shall be entitled to any applicable cure periods provided for in the Indenture or Credit Agreement, as the case be. With respect to any breach specified in paragraph D.1(c), E.6 and/or F.4, the United Parties shall not be entitled to any cure period.

2. The United Parties agree that, (a) if a Financial Covenant Breach occurs at any time prior to the Closing, (b) a breach by United of one or more of its payment obligations under paragraphs A or B (a “Payment Breach”) occurs prior to the Closing, then, if such breach is not cured within the applicable cure period provided for in paragraph E.1, if any, or (c) if a breach of paragraphs E.6 or F.4 occurs, Carriers will be entitled to:

(i) discontinue any or all of the work described in paragraphs A and B and/or cease operating Line 10, with immediate effect;

(ii) discontinue transporting crude petroleum from the mainline pipelines owned by Carriers into Line 10, as soon as permitted under applicable law, without notice to the United Parties;

(iii) in the event of any breach of paragraph E.6 or F.4, declare immediately due and payable all then-existing unpaid actual Segment Replacement Costs; and/or

(iv) exercise any other rights and remedies available under applicable law.

3. The United Parties further agree, and shall cause each of their Shipper Affiliates, if any, further to agree that, notwithstanding anything in this letter agreement to the contrary, Carriers shall be entitled to discontinue the work described in paragraphs A and B, terminate the operation of Line 10 and/or cease delivering crude petroleum from Carriers’ mainline into Line 10, as of the earliest of (a) the Integrity Shutdown Date, (b) the Pipe Replacement Shutdown Date, (c) except for any prepaid work through December 31, 2014 under Part A, the Termination Date, and (d) the date, if any, when Carriers determine, in their sole discretion, that it is not safe to deliver crude petroleum into Line 10 and/or to maintain Line 10 in operation; provided that in the event clause (d) applies, then, if (i) Carriers and United agree that it is commercially and environmentally viable to restore Line 10 to safe operation, and (ii) United agrees to pay (and Kiantone agrees to guaranty) all of the costs of returning Line 10 to safe operation, on terms and conditions acceptable to Carriers, Carriers will make such repairs that they deem necessary to return Line 10 to safe operating condition as soon as reasonably possible. Any work to be performed, and any rights and remedies that will apply, after the closing of the Transactions will be addressed in the definitive agreements for the Transactions.

4. The United Parties agree that Carriers shall be entitled to exercise their rights and remedies in clauses (i) and (ii) of paragraph E.2 or paragraph E.3 immediately even if there is a dispute as to whether a breach described in paragraph E.2 or an event referenced in paragraph E.3 has occurred or the extent of such breach, or such dispute or breach has been referred to dispute resolution.

5. In the event of the exercise of any of Carrier’s rights or remedies in clauses in paragraph E.2 and/or E.3 Carriers shall not be required to refund any portion of the payments made by United under this letter agreement as a result thereof prior to such exercise.

6. The United Parties agree that neither they nor any of their affiliates will submit to or support any protest or challenge at the National Energy Board of Canada (“NEB”) or the U.S. Federal Energy Regulatory Commission (“FERC”) regarding the exercise of any of the actions, rights and remedies provided for in this Part E.

F. General

1. Nothing in this letter agreement or the course of dealings between the United Parties or their respective affiliates and Carriers or their respective affiliates shall be interpreted as creating an express or implied covenant or obligation of any kind that requires Carriers to maintain Line 10 in operation, perform pipeline replacement, or cease operating Line 10, after the earliest date set forth in paragraphs E2 and E3 above, or a promise reasonably expected to induce action or forbearance by the United Parties and that the United Parties have not taken action in justifiable reliance on any such promise. Further, nothing in this letter agreement or the course of dealings between the United Parties or their respective affiliates and Carriers or their respective affiliates shall be interpreted as creating an express or implied agreement by Carriers to provide specific transportation services on Line 10 in exchange for the payments provided for in this letter agreement.

2. In the event that United wishes to abandon the proposed Pipe Replacement Plan mentioned herein, it may do so by notifying Carriers in writing and by reimbursing Carriers for all costs incurred by them to the date of abandonment not already reimbursed, together with construction management fees of 2 1⁄4% thereon, and, upon making such reimbursement, no party hereto shall have further obligations hereunder. Notwithstanding anything in the foregoing to the contrary, Part E and this Part F shall survive any such termination.

3. Notwithstanding anything in this letter agreement to the contrary:

(a) The United Parties acknowledge that Carriers will have all final decision making authority in relation to digs and Pipe Replacement and to estimate Integrity Costs and the costs of Pipe Replacement provided for in the Pipe Replacement Plan, and the United Parties agree that they will not challenge or object to the scope or nature of such work;

(b) the Digs Payment, the Further Payments and the payments of estimated Total Replacement Costs described in paragraph B.3(a) shall, once paid, be non-refundable except for the true-up of such payments to actual costs, as expressly provided for in this letter agreement;

(c) The United Parties acknowledge that performance of the digs and pipe replacement described in this letter are solely for the benefit of the United Parties. Accordingly, United has agreed:

(i) to pay 100% of the Integrity Costs regarding Line 10 for the period from January 1, 2014 until December 31, 2014;

(ii) that if Carriers and United enter into the Put and Call Agreement, by electing to pay the Further Payment for a calendar year, United will be deemed to have agreed to pay 100% of the Integrity Costs regarding Line 10 from such calendar year;

(iii) that if Carriers and United enter into the Put and Call Agreement, by electing to pay the estimated Total Replacement Costs described in paragraph B.3(a) for a Segment Replacement, United will be deemed to have agreed to pay 50% of the Segment Replacement Costs plus the monthly amounts payable for ten (10) years for such Segment Replacement in accordance with paragraph B.3(c); and

(iv) that the cash payments and true-ups provided for in this letter agreement are designed to accomplish such 100% payments by United.

(d) United shall be responsible for and shall pay all applicable Federal, state, provincial and local excise, sales, use or similar taxes arising from the work and payments provided for in this letter agreement.

(e) United shall be responsible for all Taxes in excess of Taxes for fiscal year 2013. “Taxes” shall mean all taxes, rates and general and special assessments payable by Carriers or either of them, including any increases in tax rate and/or in assessed valuation, which are now or at any time(s) hereafter levied, assessed or imposed upon or with respect to Line 10 and/or the real property under Line 10 or in which Line 10 lies.

4. Each of the United Parties agrees not to, and to cause its respective affiliates not to, (a) submit or support any protest at the NEB or FERC regarding the recovery by Carriers of Integrity Costs or Pipe Replacement Costs for Line 10 funded from United’s or Kiantone’s cash payments paid pursuant to this letter agreement (as long as Carriers do not seek to include such costs in any of their regulated rates for Line 10 in violation of this letter agreement), and/or (b) claim or contend, directly or indirectly, before any court, the NEB, the FERC or any other regulatory authority that any payments made by United or Kiantone pursuant to this letter agreement were or will be made, in whole or in part, for transportation services provided to United or Kiantone on Line 10.

5. Carriers and the United Parties hereby agree to keep confidential and not disclose to any third party the terms and conditions of this letter agreement and any communications, correspondence, or documents exchanged between Carriers and the United Parties in contemplation of or pursuant to this letter agreement, except as to representatives who agree to be bound by the terms hereof or as agreed to in writing by Carriers and the United Parties or as required by applicable law or to enforce the terms of this letter agreement; provided that Carriers and Kiantone shall be entitled to file tariffs with the applicable regulatory authorities. The United Parties further agree to keep confidential and not disclose to any third party any information provided or obtained by either of them or their representatives or agents in connection with their due diligence, except as to representatives who agree to be bound by the terms hereof or as agreed to in writing by Carriers or as required by applicable law

6. This letter agreement shall be governed and construed in accordance with the laws of the Province of Alberta.

7. Any dispute arising under this letter agreement shall be referred to arbitration as set forth in Attachment F hereto. The arbitration procedure set forth in Attachment F shall be the parties’ exclusive remedy for all disputes arising hereunder; provided that any party may seek interim injunctive relief (but not monetary damages) in aid of arbitration or to protect the rights of such party pending the establishment of the arbitral tribunal; provided, further, that any party may seek judicial entry of any arbitral award.

8. Nothing in this letter agreement and no actions or public announcements taken or made after the date of this letter agreement, including, without limitation, the preparation of the study referenced in the third paragraph of this Letter Agreement, is intended to or shall create a partnership or joint venture between Carriers and the United Parties.

9. In the event that any part of this letter agreement is found invalid or unenforceable by an arbitrator or by a regulator or other governmental authority, then, at the request of either party, the parties will expeditiously negotiate in good faith to amend this letter agreement so that the revised letter agreement validly provides terms and conditions that are as close to the same effect as possible to the terms and conditions of this letter agreement. If the parties do not reach agreement on any such amendment within sixty (60) days after the date of the finding of invalidity or unenforceability, then either party shall be entitled to terminate this letter agreement, by written notice to the other party, provided that such party exercised good faith in negotiating such amendment. Any accrued but unpaid amounts payable under this letter agreement will survive such termination whether or not such amounts have been invoiced as of the date of termination.

10. Time is of the essence of this letter agreement.

11. Defined terms used in this letter agreement in the singular will also include the plural and vice versa. No presumption will operate in favor of or against either party as a result of any responsibility that either party may have had for drafting this letter agreement. The headings in this letter agreement are for convenient reference only, and will be given no substantive or interpretive effect. The words “herein”, “hereby”, “hereto” and “hereof” refer to this letter agreement as a whole.

12. Each of the entities that have executed this letter agreement represents and warrants to the other parties that:

(a) such entity has all requisite corporate, limited liability company or partnership power and capacity to enter into and deliver this letter agreement and to perform all of its obligations hereunder;

(b) such entity taken all action necessary to authorize the execution and delivery of this letter agreement and the performance of its obligations hereunder, and this letter agreement has been duly executed and delivered on its behalf; and

(c) this letter agreement constitutes a legal, valid and binding obligation of such entity enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other laws of general application relating to or affecting creditors’ rights generally and to general principles of equity.

The United Parties hereby further represent and warrant to Carriers that United is the only entity within the United group of companies that ships crude petroleum on Carriers’ mainline pipeline and/or Line 10 as of the date of this letter agreement.

13. United would have the right to assign its right, title and interest in and to this letter agreement to a third party, subject to receipt of Carriers’ prior written consent, which consent may be given or withheld in Carriers’ sole discretion.

G. Kiantone Guaranty

1. Kiantone hereby acknowledges that, as owner of the Kiantone Pipeline, it will receive numerous and substantial financial benefits from this letter agreement, and that such benefits constitute reasonably equivalent value to Kiantone for issuing this guaranty.

2. Kiantone hereby unconditionally and irrevocably guarantees to Carriers the full, prompt and complete payment by United of all amounts payable by United under this letter agreement (the “Payment Obligations”) including any and all Payment Obligations that would become due but for the filing of a petition by or against Kiantone or United under any chapter of Title 11 of the United States Code, as now or hereafter in effect or any successor thereto or under any similar legislation of any jurisdiction relating to bankruptcy, insolvency, arrangements with creditors or debtor protection. This is a guaranty of payment when due, and not merely of collection.

3. The liability of Kiantone under this Part G shall be absolute, unconditional and irrevocable in spite of the occurrence of any of the following: (a) the lack of power or authority of United or Kiantone to execute and deliver this letter agreement; (b) the failure of United to exist as a legal entity; (c) the consolidation or merger of United with or into another legal entity, or the sale, lease or other disposition by United of all or substantially all of United’s assets to any other legal entity; (d) any disposal, transfer, assignment or other disposition of all or an part of the interest of United in Kiantone; (e) without limiting the consent requirement in paragraph F.13, any assignment of United’s right, title and interest in and to this letter agreement to a third party; (f) the bankruptcy or insolvency of United; (g) the admission in writing by United of its inability to pay its debts as they mature, or the general assignment by United for the benefit of, or entering into a composition or arrangement with, creditors; (h) any act, failure to act, delay or omission whatsoever on the part of United, or any failure to give to Carriers notice of default in the making of any payment due and payable by United under this letter agreement; (i) the determination by any regulatory authority that any or all of the Payment Obligations are not valid or enforceable against, or payable by, United; or (k) any other circumstances whatsoever, which constitutes, or might be construed to constitute, an equitable or legal discharge or defense of Kiantone under this Part G, in bankruptcy or in any other instance, other than complete and indefeasible payment of the Payment Obligations.

4. Kiantone hereby waives the right to require Carriers to proceed against or exhaust their remedies against United. Carriers may, at their election, exercise any right or remedy they may have against United without affecting or impairing in any way the liability of Kiantone under this Part G, except to the extent the Payment Obligations have been indefeasibly paid in full in cash. Kiantone hereby waives any defense arising out of the absence, impairment or loss of any right of reimbursement, contribution or subrogation or any other right or remedy of Kiantone against United or any security held by Carriers, whether resulting from such election by Carriers or otherwise. Kiantone hereby waives, to the fullest extent permitted by applicable law, until all of the Payment Obligations have been indefeasibly paid in full in cash, (i) all rights and benefits which might otherwise be available to Kiantone with respect to this letter agreement under applicable law (including any judicial decisions or legislation issued or enacted after the date hereof), and (ii) all other applicable defenses at law or in equity of a surety or guarantor generally.

5. Until all of the Payment Obligations have been indefeasibly paid in full in cash, Kiantone shall have no right of subrogation to, and hereby waives, to the fullest extent permitted by applicable law, any right to enforce, any remedy which Carriers now have or may hereafter have against United in respect of the Payment Obligations. Kiantone hereby waives all presentments, demands for performance, notices of non-performance, protests, notices of protest, notices of dishonor, notice of default or delinquency, notice of acceleration, notice of nonpayment, and notice of the existence, creation or incurring of new or additional payment obligations. In addition, United hereby waives any defense based upon (i) any amendment, modification or extension of the obligations hereby guaranteed, and (ii) any assertion or claim that the automatic stay provided by 11 U.S.C. §362 (arising upon the voluntary or involuntary bankruptcy proceedings of United or any permitted assignee) or any other stay provided under any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of Carriers to enforce any rights, whether now existing or hereafter acquired, which Carriers may have against Kiantone. Kiantone assumes the responsibility for being and keeping informed of the financial condition of Kiantone and all other circumstances bearing upon the risk of non-payment of the Payment Obligations which diligent inquiry would reveal.

H. Indemnification. The United Parties shall jointly and severally defend, indemnify and hold harmless each of the Carriers and their respective affiliates (the “Indemnitees”) from and against any and all damages, demands, payments, obligations, penalties, assessments, disbursements, claims, costs, liabilities, losses, causes of action, and expenses (including interest, awards, judgments, settlements, fines, fees, costs of defense and reasonable attorneys’ fees, costs of accountants, expert witnesses and other professional advisors), resulting from, imposed upon or incurred by any of the Indemnitees to the extent resulting from or arising out of any breach of paragraphs E.6 or F.4 hereof.

If you accept the terms of this letter agreement, please sign and return the attached copy.

Sincerely,

United Refining Company

By:	/s/ John A. Catsimatidis

Name:	John A. Catsimatidis

Title:	CEO

Kiantone Pipeline Corporation

By:	/s/ John A. Catsimatidis

Name:	John A. Catsimatidis

Title:	CEO

Agreed and Accepted

Enbridge Energy Limited Partnership
By Enbridge Pipeline (Lakehead) L.L.C., its General Partner

By:	/s/ Mark Maki

Name:	Mark Maki

Title:	President

Enbridge Pipelines Inc.

By:	/s/ Donald Guy Jarvis

Name:	Donald Guy Jarvis

Title:	President

By:	/s/ Leon Zupan

Name:	Leon Zupan

Title:	Chief Operating Officer